Tytan Cybernetics signs with CryptoFamily.Tech for Creation of State-of-the-Art Tytan EV Crypto Coin

18 October 2021

TORRANCE, October 18, 2021 (GLOBAL NEWSWIRE) -- Video River Networks, Inc., a Nevada corporation, which is in the process of changing its name to Tytan Cybernetics “the Company” (OTC: NIHK TWTR: @NIHKEV), a technologically innovative Electric Vehicle and Fintech company, is pleased to announce the partnership with CryptoFamily.Tech to develop the State-of-the-Art Tytan EV Crypto Coin.

Tytan EV Crypto Coin:

●      Rewards for drivers of Tytan Vehicles, who automatically mine Titan EV Crypto Coins by miles driven

●      Crypto will be mined into Driver’s TytanEVCrypto App, for transfer to Crypto Wallet or use for available Tytan benefits

●      Promotes blockchain for flourishing Crypto, Defi and FinTech economies

"We’re excited CryptoFamily.Tech has joined in our mission to bring to market the first of a kind Electric Vehicle that mines Crypto for the drivers by miles driven. We’re looking forward to developing this Crypto Coin as quickly as possible. Our Tytan EV Crypto Coin is an extension of our continued commitment to develop innovative rewards for our Consumers and Shareholders.” CEO Frank Igwealor

About Tytan Cybernetics, Inc.

Tytan Cybernetics, Inc. is an Electric Vehicle and Fintech company whose focus is to develop and bring to market the next generation of high-performance state-of-the-art Electric Vehicles.  The company’s current and expanding technology portfolio includes Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics ("EV-AI-ML-R"), with businesses and operations in North America and Asia. With a commitment to revolutionary technology, Tytan Cybernetics is in the process of cultivating cutting-edge technologies to enhance consumer’s cybernetic experience.

For more information, please check the latest updates on the company's Twitter account https://twitter.com/NIHKEV

Notice Regarding Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.